Exhibit 10.7

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of October, 2020 (the “Effective Date”) by and between VIVOS THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 9137 S. Ridgeline Blvd., Suite 135, Highlands Ranch, Colorado 80129 (the “Company”) and DR. GURDEV DAVE SINGH, an individual currently residing in Sandia Park, New Mexico (the “Executive”). As used herein, the term “Parties” shall be used to refer to the Company and Executive jointly.

RECITALS

A. Company is engaged in the business of, among other things, developing and marketing products for the treatment of sleep and breathing disorders;

B. Executive is currently employed by Company as Chief Medical Officer, pursuant to that certain Employment Agreement dated May 6, 2017 (the “2017 Agreement”);

C. Company desires to continue to employ Executive in the capacity of an executive officer of Company, and Executive desires to be employed in such capacity and on the terms and conditions set forth in this Agreement;

D. As a result, Company and Executive have agreed to amend and restate the 2017 Agreement by virtue of this Agreement;

E. The success of Company depends to a substantial extent upon maintaining strict secrecy with respect to confidential information and trade secrets relating to the business of Company;

F. Executive, by reason of Executive’s employment with Company, is being given access to and will acquire, or has been given access to and acquired, knowledge of confidential and sensitive business information and trade secrets of Company, and may further be involved in customer, product, and/or intellectual property development during the course of Executive’s employment;

G. Executive acknowledges that Company has informed Executive that it is only willing to continue to employ Executive in reliance upon the agreements and covenants of Executive herein, and that executing and complying with this Agreement is an express condition of continued employment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Parties agree as follows:

1. Employment.

(a) Company hereby employs Executive to serve as the Founder and Chief Medical Officer of Company on the terms and conditions set forth herein. In such capacity, Executive shall report directly to the Chief Executive Officer of Company (the “CEO”) and shall have the responsibilities normally associated with such position, subject to the direction and supervision of the CEO and Board of Directors of Company (the “Board”), including the duties set forth in Attachment A. Company shall not materially alter Executive’s title, duties, obligations or responsibilities, or compensation or benefits, without Executive’s prior written consent.

(b) Executive accepts employment hereunder and agrees that, during the term of Executive’s employment, Executive will observe and comply with the policies and rules of Company theretofore disclosed to Executive and devote substantially all Executive’s time during normal business hours and best efforts to the performance of Executive’s duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of Executive’s ability. Executive further agrees that, during the term of this Agreement, Executive will not, without the prior written consent of the CEO and the Board, directly or indirectly, engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Executive’s personal services. This restriction shall not preclude Executive from having passive investments, and devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with Executive’s obligations hereunder), in any business or enterprise that is not in competition with any business or enterprise of Company or any of its parents, subsidiaries or affiliates. This Agreement shall not limit Executive’s community, religious, or charitable activities so long as such activities do not impair or interfere with Executive’s performance of the services contemplated by this Agreement.

(c) Executive’s employment and the place of performance of Executive’s duties will be at Company’s corporate headquarters and/or at a separate office facility in Sandia Park, New Mexico, or at such other location as mutually agreed upon by Executive and Company. Company shall not require Executive to relocate outside of the Sandia Park, New Mexico, area without Executive’s prior written consent.

2. Compensation; Benefits.

For all services rendered by Executive to or on behalf of Company, Company shall provide or cause to be provided to Executive, subject to making any and all withholdings and deductions required of Company by law with all other income tax consequences being borne by Executive, the following:

(a) Base Salary. Executive shall receive an annualized base salary of Two Hundred Forty-Nine Thousand Six Hundred and 00/100 Dollars ($249,600.00), which will be increased to Two Hundred Eighty-Eight Thousand Two Hundred Sixty-Nine and 00/100 Dollars ($288,269.00) per year after consummation of the Company’s initial public offering (the “Base Salary”), payable in accordance with the normal payroll practices of Company, and net of applicable withholding and deductions. Executive’s Base Salary shall be reviewed annually by the Board. Any increases in such Base Salary shall be at the sole discretion of the Board. The Board of Directors shall have the right to increase the Base Salary more often than annually at its sole discretion.

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(b) Management Incentive Plan. Executive shall be eligible for incentive compensation in accordance with Attachment B (the “Management Incentive Plan”), attached hereto and made a part hereof by this reference. Incentive compensation shall be paid not less frequently than annually, and prorated as applicable.

(c) Incentive Stock Options; Stock Option Plan; Stock Purchase Plan. Executive shall be eligible to participate in Company’s Stock Option Plan and Stock Purchase Plan during the term of employment as determined by the Board in its sole discretion and subject to the terms of any such plans.

(d) Expense Reimbursement. Executive shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of Company for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities. Additionally, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket business expenses incurred directly by Executive in performing Executive’s duties and obligations under this Agreement. Company shall reimburse Executive for such business expenses on a monthly basis, upon submission by Executive of appropriate receipts, vouchers or other documents in accordance with Company’s policy.

(e) Fringe Benefits. Executive shall be entitled to participate in any fringe benefit plans as adopted by the Company from time to time and applicable to other employees of Company, including without limitation profit-sharing, 401(k), incentive savings, group life insurance, salary continuation, and disability plans, subject to the terms and conditions of each such plan. Company will provide Executive with Company-paid medical and dental insurance. Company reserves the right to adopt, amend, modify, replace, or discontinue any such fringe benefit plan or its relative contribution to such plan at any time and in its sole discretion.

(f) Paid Time Off. Executive shall be eligible for four (4) weeks of paid time off annually. Accrued but unused paid time off will be compensated in accordance with Company’s policy as established by Company from time to time. Executive may take the paid time off at any time during the year, so long as it does not create hardship for Company. In addition, Executive shall be eligible for such other days off as shall be determined by Company from time to time and shall be entitled to paid sick leave and paid holidays in accordance with Company’s policies applicable to other executive employees. Upon the termination of this Agreement for any reason whatsoever, Executive shall have the right to receive any accrued but unused paid time off.

3. Term and Termination.

(a) Term. Unless terminated earlier, the term of this Agreement shall be for the period commencing with the Effective Date and continuing until terminated by either party in accordance with this Section 3 (the “Term”).

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(b) Termination By Company for Cause. Company may terminate this Agreement immediately at any time for Cause. For purposes of this Agreement, “Cause” shall mean (i) any act of dishonesty or fraud with respect to Company; (ii) commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; (iii) any other criminal act, reasonably determined by the Board, to cause material harm to Company’s standing and reputation; (iv) any action involving a breach of the terms of the Agreement, including exceeding Executive’s authority or Executive’s continued failure to perform Executive’s duties to Company after written notice thereof to Executive (spelling out in sufficient detail such failures), and to the extent such failure is capable of being cured, without correction of such failure within ten (10) days; or (v) gross negligence or willful misconduct by Executive with respect to Company, as reasonably determined by the Board; or (vi) any acts that violate any policy or directive of Company. In the event of a termination for Cause, Executive shall be entitled to receive Executive’s Base Salary and Management Incentive Plan compensation, if any, only through the date of termination for Cause, and Executive’s Option Shares shall be deemed vested only through the date of such termination for Cause. However, if a dispute arises between Company and Executive that is not resolved within sixty (60) days and neither party initiates arbitration proceedings, Company shall have the option, but not the obligation, to pay Executive the lump sum of six (6) months of Executive’s Base Salary in effect at the time of termination (the “Severance Payment”), rather than Executive’s Base Salary and Management Incentive Plan compensation, if any, through the date of termination for Cause, and Executive’s Option Shares shall continue to be deemed vested through the date of such termination for Cause. Such determination to pay the Severance Payment in lieu of Executive’s Base Salary and Management Incentive Plan compensation shall be made in the reasonable judgment of the Board. If Company elects to make the Severance Payment, the Parties hereto agree that such payment shall be Executive’s complete and exclusive remedy for such a termination for Cause. Executive agrees to execute a separation agreement in a form mutually acceptable to Company and Executive containing standard and customary releases as a condition precedent to receiving the Severance Payment.

(c) Termination By Company Without Cause. Company may terminate this Agreement immediately at any time without Cause by giving Executive written notice specifying the effective date of such termination. In the event of a termination without Cause, Executive shall be entitled to receive Management Incentive Plan compensation, if any, in accordance with the terms and conditions of Attachment B, as well as Executive’s Base Salary in effect at the time of termination for a period of one year, plus health benefits, payable in periodic installments on Company’s regular paydays, and all of Executive’s Option Shares shall be deemed vested. Provided, however, that Executive agrees to execute a separation agreement in a form mutually acceptable to Company and Executive containing standard and customary releases as a condition precedent to receiving any such benefits.

(d) Termination By Executive For Good Reason. Executive shall be entitled to terminate this Agreement immediately at any time for Good Reason by giving Company written notice of such termination. For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to Executive of duties inconsistent with the position and nature of Executive’s employment as Chief Medical Officer, the substantial and material reduction of the duties of Executive, which is inconsistent with the position and nature of Executive’s employment as Chief Medical Officer, or the change of Executive’s title indicating a substantial and material change in the position and nature of Executive’s employment; (ii) a reduction in compensation and benefits that would diminish the aggregate value of Executive’s compensation and benefits without Executive’s written consent (except in the case of an equal reduction in salaries for all senior executives because of the financial condition of Company); (iii) Company requires Executive, in the performance of Executive’s duties and functions, to engage in any act or omission Executive reasonably believes to be unethical or in violation of any applicable laws, rules, regulations or contractual requirements; (iv) Executive experiences a hostile work environment at or with Company; (v) there is any material breach by Company of this Agreement; (vi) through no fault of Executive, Company declares itself to be insolvent or becomes subject to proceedings in bankruptcy or receivership; (vi) through no fault of Executive, Company is adjudged to be liable or responsible in connection with any act or omission involving fraud, misappropriation or embezzlement or violation of law; (vii) circumstances beyond Executive’s reasonable control, including without limitation unreasonable or otherwise wrongful acts or omissions of Company or its officers and directors, render it impossible or impracticable for Executive to continue performing duties and functions under this Agreement; or (viii) the failure by Company to obtain from any successor an agreement to assume and perform this Agreement; provided, however, that Executive shall not have the right to terminate this Agreement for Good Reason unless: (A) Executive has provided written notice to Company of the intent to terminate the Agreement under this provision identifying the specific condition Executive believes to constitute Good Reason; (B) Company has been given at least thirty (30) days after receiving such notice to cure such condition; and (C) Company fails to reasonably cure the condition. If Executive resigns with Good Reason, this Agreement shall terminate but: (a) Executive shall continue to receive Management Incentive Plan compensation in accordance with the terms and conditions of Attachment B and Executive’s Base Salary then in effect for a period of two (2) years, payable in periodic installments on Company’s regular paydays; and (b) all of Executive’s Incentive Option Shares shall be deemed vested. Provided, however, that Executive agrees to execute a separation agreement in a form mutually acceptable to Company and Executive containing standard and customary releases as a condition precedent to receiving any such benefits.

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(e) Termination By Executive Without Good Reason. Executive may also terminate this Agreement at any time without Good Reason by giving Company at least sixty (60) days’ prior written notice. In such event, Executive shall be entitled to receive Executive’s Base Salary and Management Incentive Plan compensation, if any, only through the date of such resignation and Executive’s Option Shares shall be deemed vested only through the date of such resignation.

(f) Termination Due To Disability. If Executive becomes so incapacitated by reason of accident, illness, or other disability that Executive is unable to carry on substantially all of the normal duties and obligations of Executive under this Agreement for a continuous period of one-hundred-eighty (180) days (the “Incapacity Period”), this Agreement shall terminate but: (a) Executive shall continue to receive, through the end of Company’s fiscal year, Management Incentive Plan compensation in accordance with the terms and conditions of Attachment B; (b) Executive’s Base Salary then in effect during the Incapacity Period and for the six (6) month period thereafter (the “Extended Period”), payable in periodic installments on Company’s regular paydays, reduced by the amount of any payment(s) received by Executive pursuant to any disability insurance policy proceeds; and (c) Executive’s Option Shares shall be deemed vested through the Extended Period. For purposes of the foregoing, Executive’s permanent disability or incapacity shall be determined in accordance with Company’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Company’s Board in its good faith judgment based upon Executive’s inability to perform normal and reasonable duties and obligations.

(g) Termination Due To Death. If Executive dies during the Term of this Agreement, (a) Company shall pay to the estate of Executive Executive’s Management Incentive Plan compensation, if any, through the end of Company’s current fiscal year, in accordance with the terms and conditions of Attachment B; (b) Company shall pay to the estate of Executive Executive’s Base Salary for the Extended Period beginning on the date of death, payable in periodic installments on Company’s regular paydays; and (c) Executive’s Option Shares shall be deemed vested through the date of the Extended Period. Other death benefits will be determined in accordance with the terms of Company’s benefit plans and programs.

(h) Termination in Connection with a Change In Control. In the event of a Change In Control (as defined below), and notwithstanding the fact that Executive may continue to provide services from and after the Change In Control, on the date of a Change In Control, (a) Executive shall receive Management Incentive Plan compensation, if any, in accordance with the terms and conditions of Attachment B and a lump sum payment equivalent to two (2) years of Executive’s Base Salary then in effect; and (b) all of Executive’s Incentive Option Shares (as such term is defined herein) shall be deemed vested. For purposes of this Agreement, “Change In Control” shall mean, excepting therefrom any initial public offering or transactions or series of transactions, including a reverse merger or similar transaction that results in Company becoming registered with the United States Securities and Exchange Commission either solely or as a wholly-owned subsidiary of a public company, (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of Company’s outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; (2) the sale, transfer or other disposition of all or substantially all of Company’s assets in complete liquidation; or (3) dissolution of Company other than in connection with a transaction described in this Section 3(h).

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(i) Provisions of Agreement that Survive Termination. No termination of this Agreement shall affect any of the rights and obligations of the Parties hereto under Sections 4 through 9, and it is expressly contemplated by the Parties that such rights and obligations shall survive such termination in accordance with the terms of such sections.

(j) Resignation from Positions. Upon termination of Executive hereunder for any reason, Executive agrees that Executive shall be deemed to have resigned from all officer, director, management or board positions to which Executive may have been elected or appointed by reason of Executive’s employment or involvement with Company, specifically including but not limited to the Board, and any other boards and/or industry associations in which Executive serves as a result of or in Executive’s capacity as Chief Medical Officer (collectively, the “Associations”). Executive agrees to promptly execute and deliver to Company or its designee any other document, including without limitation a letter of resignation, reasonably requested by Company to effectuate the purposes of this Section 3(j). If Company is unable, after reasonable effort, to secure Executive’s signature on any document that Company deems to be necessary to effectuate the purposes of this Section 3(j), Executive hereby designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute, verify and submit to any appropriate third party any such document, which shall thereafter have the same legal force and effect as if executed by Executive.

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4. Restrictive Covenants.

In order to protect Company’s legitimate business interests, including but not limited to confidential or trade secret business information, relationships with customers, the goodwill of Company, and loyalty to Company, Executive agrees as follows:

(a) Non-Competition. During Executive’s employment with Company and, if Executive’s employment is terminated for any reason whatsoever, whether by Executive or Company and whether with or without Cause or Good Reason, for a period of twenty four (24) months after the date of such termination (the “Termination Date”), Executive agrees that Executive will not, directly or indirectly, for Executive’s own account, or on behalf any other person, company or entity (and whether as an employee, director, officer, shareholder, associate, partner, manager, agent, advisor, independent contractor, consultant or otherwise), engage in a Competitive Business within the Restricted Area; provided that nothing in the foregoing shall prevent Executive from: (I) owning or holding less than 5% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over the counter market; or (II) investing in hedge or private equity funds or other similar alternative investment vehicles as long as such investment represents less than 5% of the equity interests in any such fund or vehicle and Executive does not play any active role in the activities of the fund or vehicle. The following definitions shall apply to this Section 4(a):

(i) The term “Competitive Business” means any business whose products, services, or activities compete in whole or in part with the products services, or activities of Company, or planned products, services, or activities in which Executive was involved, during Executive’s employment with Company.

(ii) The term “Restricted Area” shall mean the States of Colorado and New Mexico and any other state within the United States in which Vivos has maintained an office or Vivos Integrated Provider located in that state in the twelve (12) month period preceding the Termination Date.

(b) Non-Solicitation. During Executive’s employment with Company and, if Executive’s employment is terminated for any reason whatsoever, whether by Executive or Company and whether with or without Cause or Good Reason, for a period of twenty four (24) months after the Termination Date, Executive agrees that Executive will not, either personally or as an employee, agent, director, officer, shareholder, associate, partner, manager, agent, advisor, independent contractor, proprietor, consultant or otherwise:

(i) directly or indirectly solicit or accept business from or otherwise divert from Company any customers or prospective customers of Company for products or services that are similar to or competitive with products or services offered or sold by Company, or planned products, services, or activities in which Executive was involved, during Executive’s employment with Company;

(ii) directly or indirectly attempt to attract any actual or prospective customer, supplier, or vendor away from Company or use information regarding Company’s customers, suppliers, or vendors in any way which would detrimentally affect Company;

(iii) directly or indirectly solicit, hire, recruit, divert or take away from Company the services of any of the employees or agents of Company, or induce in any way any non-performance of any of the obligations of such employees or agents to Company; and

(iv) undertake, or engage in, any employment or business activities involving the disclosure or use of Company’s intellectual property, trade secrets, or Confidential Information.

(c) Scope of Restrictions. For the purposes of Section 4(b)(i) and 4(b)(ii), above, the actual and prospective customers, vendors, and suppliers restricted shall only be those with which Company conducted business in the twenty-four (24) month period preceding the date of solicitation or the Termination Date, whichever is earlier, and with which Executive had contact or about which Executive learned Confidential Information. The restrictions in Section 4(b) shall be without limitation as to geography.

(d) Tolling of Restrictive Covenants. Should Executive violate any of the terms of Section 4 of this Agreement, the duration of the restrictions contained in Section 4 shall be extended by the duration of time during which Executive was in violation of the same.

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(e) Property of Company. Any property, confidential information, and all other business information, data, or documents, shall be and remain solely and exclusively the property of Company. During Executive’s employment, Executive shall not remove from the property or premises of Company any confidential information or any other documents or data relating to the business, work, services or sales of Company, or copies thereof, unless authorized by Company and required for Executive to perform Executive’s duties under this Agreement. Upon the termination of Executive’s employment (regardless of whether such termination is with or without Cause or Good Reason), Executive shall promptly deliver to Company all property, documents, files, data, and other items (whether maintained in electronic or hard copy format) obtained in the course of Executive’s employment with Company, including any Company-leased vehicle, whether or not Executive believes such items constitute or contain confidential information, and without retaining any copies, notes, or excerpts thereof. At Company’s request, Executive shall permit Company or its designee to review any computer, devices, or data storage hardware on which Executive stored or accessed any business information of Company or its customers to confirm that such business information has been permanently removed and deleted therefrom.

(f) Remedies. Executive acknowledges that the restrictions contained herein are reasonable, mutually beneficial, and necessary in order to protect Company’s legitimate business interests, that any violation thereof would result in irreparable injury to Company and that Executive therefore acknowledges and agrees that, in the event of any violation hereof, Executive shall be authorized and entitled to obtain temporary, preliminary, and permanent injunctive relief, as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

(g) Inventions; Intellectual Property; Confidential Information. Addendum D to the 2017 Agreement is incorporated and made a part hereof by this reference. Notwithstanding the other provisions of this Agreement and Addendum D to the 2017 Agreement, Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

5. Mutual Non-Disparagement.

Following the termination of Executive’s employment hereunder for any reason, Executive and Company each agrees that Executive shall not make any statements disparaging Company, its Board, its business, and/or the officers, directors, stockholders, or employees of Company or the Associations, and Company, and its Board, officers, directors, stockholders and employees shall not make any statements disparaging Executive. Nothing in this Agreement shall prohibit Executive or Company from responding to a subpoena, court order or similar legal process; provided, however, that prior to Executive or Company making any disclosures required by a subpoena or other court order relating to Company or Executive, Executive shall provide Company, or Company shall provide Executive, as the case may be, with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford Company or Executive, as applicable, a reasonable opportunity to challenge the subpoena, court order or similar legal process.

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6. Non-Assignability.

It is understood that this Agreement has been entered into personally by the Parties. Neither party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect hereto are expressly declared to be non-assignable and non-transferable, being based upon the personal services of Executive, and any attempted assignment or transfer shall be null and void and without binding effect on either party; provided, however, that Company may assign this Agreement to any parent, subsidiary, affiliate or successor corporation.

7. Indemnification.

Company agrees that it shall indemnify and hold harmless Executive in connection with legal proceedings seeking to impose liability on Executive in such Executive’s capacity as a director, officer or employee of Company to the fullest extent permitted under Company’s Articles of Incorporation and Bylaws. In furtherance thereof, Company and Executive each agree to execute and deliver an indemnification agreement by and between Company and Executive in a form acceptable to Company. Further, Executive shall be entitled to coverage under the Directors and Officers Liability Insurance program to the same extent as other senior executives of Company. However, in order to receive indemnification under this provision, (a) Executive must notify Company immediately, in writing, of any legal proceedings seeking to impose liability on Executive in such Executive’s capacity as a director, officer or employee of Company; and (b) is not permitted to settle any claims without written consent from Company.

8. Complete Agreement.

Except as to any prior intellectual property, non-competition, non-solicitation and non-disclosure covenants or agreements entered into between Company and Executive, this Agreement constitutes the full understanding and entire employment agreement of the Parties, and supersedes and is in lieu of any and all other understandings or agreements between Company and Executive including the 2017 Agreement which, other than as specifically set forth in this Agreement, is superseded in its entirety. Nothing herein is intended to limit any rights or duties Executive has under the terms of any applicable incentive compensation, benefit plan or other similar agreements.

9. Disputes.

Notwithstanding Section 4 reserving the right to seek injunctive relief, this Section of this Agreement will be enforceable for the duration of Executive’s employment with Company, and thereafter with respect to any such claims arising from or relating to Executive’s employment or cessation of employment with Company. THE PARTIES ACKNOWLEDGE THAT THEY MUST ARBITRATE ALL SUCH EMPLOYMENT-RELATED CLAIMS, AND THAT THEY MAY NOT FILE A LAWSUIT IN COURT, OTHER THAN FOR THE PURPOSES OF SEEKING INJUNCTIVE RELIEF UNDER SECTION 4.

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Any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in Denver, Colorado, but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of Colorado as if this Agreement were executed and all actions were performed hereunder within the State of Colorado. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association (“AAA”). AAA shall designate an arbitrator from an approved list of arbitrators following both Parties’ review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration and except for Company’s obligations under the Securities Act of 1933, the Securities Exchange Act of 1934, or any state Blue Sky securities laws, if any, the Parties agree to keep all such matters confidential. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the Parties included in the arbitration. The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Executive for workers’ compensation benefits or for benefits under a Company plan that provides its own arbitration procedure; and any claim by either Party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party. This agreement to submit all covered claims to binding arbitration in no way alters the exclusivity of Executive’s remedy in the event of any termination with or without Cause.

10. Amendments.

Any amendment to this Agreement shall be made only in writing and signed by each of the Parties hereto.

11. Governing Law.

The internal laws of the State of Colorado shall govern the construction and enforcement of this Agreement.

12. Notices.

Any notice required or authorized hereunder shall be deemed delivered when deposited, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the Parties, or else when submitted by verifiable electronic mail addressed to the Parties, as follows:

If to Executive:	Dr. Gurdev Dave Singh

With a copy to:	Marc Cullen Goldsen, Esq. Davis Miles McGuire Gardner, PLLC 40 East Rio Salado Parkway, Suite 425 Tempe. Arizona 85281

If to Company:	Vivos Therapeutics, Inc.
9137 S. Ridgeline Blvd #135
Highlands Ranch, CO 80129 Attention: CEO

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13. Code Section 409A.

(a) This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related U.S. Treasury regulations or pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. Any reference to an Executive’s termination of employment shall mean a cessation of the employment relationship between the Executive and Company which constitutes a “separation from service” as determined in accordance with Section 409A.

(b) Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Executive’s employment with Company, as a result of such termination, Executive would receive any payment that, absent the application of this Section 13 would be subject to interest and additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made prior to the date that is the earliest of (i) 6 months after the date of termination of Executive’s employment; (ii) Executive’s death; or (iii) such other date as will cause such payment not to be subject to such interest and additional tax.

14. Excise Tax.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by Company or its subsidiaries to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 14) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax law, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax, income tax or employment tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive retains from the Gross-Up Payment an amount equal to the excess, if any, of (i) the Excise Tax imposed upon the Payments, and (ii) the Excise Tax, if any, that would have been imposed on the Payments if the Executive had not served as a non-employee director of Company prior to the Effective Date (and, therefore, Executive’s non-employee director compensation had not been taken into account in the Excise Tax computation). The payment of a Gross-Up Payment under this Section 14(a) shall not be conditioned upon Executive’s termination of employment. Notwithstanding the foregoing provisions of this Section 14, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 2800 of the Code does not exceed the Safe Harbor Amount (as defined in the following sentence) by more than $100,000, then no Gross-up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the greatest amount of payments in the nature of compensation that are contingent on a Change in Control for purposes of Section 280G of the Code that could be paid to Executive without giving rise to any Excise Tax. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the cash payments under Section 3. For purposes of reducing the payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section 14(a).

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(b) Subject to the provisions of Section 14(c), all determinations required to be made under this Section 14, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by Company’s independent auditors or such other accounting firm agreed by the Parties hereto (the “Accounting Firm”), which shall provide detailed supporting calculations to Company within 15 business days after the receipt of notice from Company that Executive has received a Payment, or such earlier time as is requested by Company, provided that any determination that an Excise Tax is payable by Executive shall be made on the basis of substantial authority. Company will promptly provide copies of such supporting calculations to Executive. The Initial Gross-Up Payment, if any, as determined pursuant to this Section 14(b), shall be paid to Executive (or for the benefit of the Executive to the extent of Company’s withholding obligation with respect to applicable taxes) no later than the later of (i) the due date for the payment of any Excise Tax; and (ii) the receipt of the Accounting Firm’s determination. If the Accounting firm determines that no Excise Tax is payable by Executive, it shall furnish Company with a written opinion that substantial authority exists for Executive not to report any Excise Tax on his Federal income tax return and, as a result, Company is not required to withhold Excise Tax from payments to Executive. Company will promptly provide a copy of any such opinion to Executive. Any determination by the Accounting Firm meeting the requirements of this Section 14(b) shall be binding upon Company and Executive. As a result of the uncertainly in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Company exhausts its remedies pursuant to Section 14(c) and Executive thereafter is required to make a payment of Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Executive. The fees and disbursements of the Accounting Firm shall be paid by Company.

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(c) Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after Executive receives written notice of such claim and shall apprise Company of the nature of such claim and the date on which such Claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give Company any information reasonably requested by Company relating to such claim;

(ii) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company;

(iii) cooperate with Company in good faith in order to effectively contest such claim; and

(iv) permit Company to participate in any proceedings relating to such claim; provided, however that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 14(c), Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance (except that if such a loan would not be permitted under applicable law, Company may not direct Executive to pay the claim and sue for a refund); and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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(d) If, after the receipt by Executive of an amount advanced by Company pursuant to Section 14(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Company’s complying with the requirements to Section 14(c)) promptly pay Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Company pursuant to Section 14(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

15. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

16. Counterparts.

This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the Parties hereto.

17. Construction.

Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The Parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate this Agreement’s terms and to consult with counsel of their own choosing. Therefore, the Parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against this Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

18. Severability and Modification by Court.

If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent that any such court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the Parties’ express desire that Company be protected to the greatest extent allowed by law from unfair competition, unfair solicitation and/or the misuse or disclosure of its confidential information and records containing such information.

[Signature Page to follow.]

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THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day of the date first written above.

VIVOS THERAPEUTICS, INC.

By:	/s/ R. Kirk Huntsman
Title:	CEO

EXECUTIVE:

/s/ Dr. G. Dave Singh
DR. GURDEV DAVE SINGH

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Attachment A

Job Description for Founder and Chief Medical Officer

Job Title:	Founder and Chief Medical Officer
Department:	Executive
Reports To:	Chief Executive Officer

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned, as and when reasonably directed by the Chief Executive Officer or the Board of Directors.

●	Serve as an advisor liaison to the Clinical Advisory Board and the Company’s Institute for Craniofacial Sleep Medicine, along with providing advice on the Company’s clinical training and clinical protocols.

●	Research: Advise with respect to on-going and future clinical studies and/or undertake future company-sponsored clinical studies.

●	Device Development: Work with colleagues to develop, test and prototype the next generational devices mutually-agreed upon using resources, equipment and funding provided by the Company.

●	Present clinical research findings at local, regional, national and international assemblies and conferences, including Vivos-sponsored conferences and events, when requested.

●	Attend and/or make presentations at local, regional, national and international assemblies and conferences when requested.

●	Publish and/or supervise the publication of scholarly articles. The Chief Medical Officer will have access to Vivos clinical data for purposes of research and publication.

It is expressly acknowledged that the above work product(s) are predicated on the Executive having a mutually-agreed upon Vivos’ Research and Development Budget to work within.

It is expressly acknowledged that all content of presentations produced by Executive and other work product is the sole and exclusive property of Vivos with the exception of Executive’s new textbook (expected title Pneumopedics and Craniofacial Epigenetics).

The Chief Medical Officer will use the Chief Executive Officer as the primary point of contact within Vivos. In the event the Chief Executive Officer is unavailable, Executive may initiate contact with the Chief Financial Officer.

The Chief Medical Officer will have no administrative responsibilities or duties with respect to business operational issues except as specifically granted to Executive in writing by CEO.